Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Blyvoor Gold Resources (Proprietary) Limited also referred to as Aurous Gold; and

Blyvoor Gold Operations (Proprietary) Limited also referred to as Gauta Tailings

Gauteng, South Africa

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated July 24, 2024, relating to the consolidated financial statements of Blyvoor Gold Resources Proprietary Limited also referred to as Aurous Gold and the financial statements of Blyvoor Gold Operations Proprietary Limited also referred to as Gauta Tailings which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO South Africa Inc.

BDO SOUTH AFRICA INCORPORATED
Johannesburg, South Africa

By:	Director
Name:	J Schoeman
Date:	July 24, 2024